Exhibit 4.1

NEW YORK STATE ENVIRONMENTAL FACILITIES CORPORATION

and

CASELLA WASTE SYSTEMS, INC.

_____________________________

LOAN AGREEMENT

Dated as of September 1, 2020
_____________________________

Relating to

UP TO $75,000,000
NEW YORK STATE ENVIRONMENTAL FACILITIES CORPORATION
SOLID WASTE DISPOSAL REVENUE BONDS
(CASELLA WASTE SYSTEMS, INC. PROJECT)
SERIES 2020

TABLE OF CONTENTS
Page

ARTICLE I.
DEFINITIONS

Section 1.1	Definition of Terms	2
Section 1.2	References to Guarantors/Guaranty	3
Section 1.3	References to Credit Provider/Letter of Credit/
	Reimbursement Agreement	3
Section 1.4	References to Remarketing Agent/Remarketing Agreement	3
Section 1.5	References to Bonds/Holders/Bondholders and Owners	3
Section 1.6	Number and Gender	4
Section 1.7	Articles, Sections, Etc	4

ARTICLE II.
REPRESENTATIONS AND WARRANTIES
OF THE ISSUER AND THE COMPANY

Section 2.1	Representations of the Issuer	4
Section 2.2	Representations and Warranties of the Company	5

ARTICLE III.
ISSUANCE OF THE BONDS;
APPLICATION OF PROCEEDS

Section 3.1	Agreement to Issue Bonds; Application of Bond Proceeds	7
Section 3.2	Disbursements from the Project Fund; Disbursements from
	the Costs of Issuance Fund	8
Section 3.3	Establishment of Completion Date; Obligation of Company
	to Complete	9
Section 3.4	Investment of Moneys in Funds	9
Section 3.5	Limitation of Issuer’s Liability	9
Section 3.6	Funding From Additional Bonds	10

ARTICLE IV.
LOAN OF PROCEEDS;
REPAYMENT PROVISION

Section 4.1	Loan of Bond Proceeds; Issuance of Bonds	10
Section 4.2	Loan Payments and Payment of Other Amounts	11
Section 4.3	Unconditional Obligation	12
Section 4.4	Assignment of Issuer’s Rights	13
Section 4.5	Amounts Remaining in Funds	13

i

ii

ARTICLE IX.
NON-LIABILITY OF ISSUER;
EXPENSES; INDEMNIFICATION

Section 9.1	Non-liability of Issuer; Limitations on Issuer Actions and
	Responsibilities	27
Section 9.2	Expenses	28
Section 9.3	Indemnification	28

ARTICLE X.
MISCELLANEOUS

Section 10.1	Notices	29
Section 10.2	Matters to be Considered by Issuer	31
Section 10.3	Severability	31
Section 10.4	Execution of Counterparts	31
Section 10.5	Amendments, Changes and Modifications	31
Section 10.6	Governing Law	31
Section 10.7	Authorized Representative	31
Section 10.8	Actions by Issuer	32
Section 10.9	Term of the Agreement	32
Section 10.10	Binding Effect	32
Section 10.11	Complete Agreement	32
Section 10.12	Business Days	32
Section 10.13	Extent of Covenants of the Issuer; No Personal Liability	32
Section 10.14	Waivers	33

EXHIBIT A	Description of Project
EXHIBIT B	Definitions Relating to Change Of Control
EXHIBIT C	Form of Joinder and Signature Page to Guaranty Agreement
EXHIBIT D	Promissory Note

iii

LOAN AGREEMENT
This LOAN AGREEMENT (the “Agreement”), dated as of September 1, 2020, between the NEW YORK STATE ENVIRONMENTAL FACILITIES CORPORATION (the “Issuer”), and CASELLA WASTE SYSTEMS, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”);
W I T N E S S E T H:
WHEREAS, the Issuer is a body corporate and politic and a public instrumentality of the State, created under the Act to provide financing for certain projects; and
WHEREAS, in accordance with the Act, the Issuer proposes to finance certain costs relating to certain of the Company’s solid waste landfill facilities and solid waste collection, organics, transfer recycling and hauling facilities located throughout the State of New York (collectively, the “Project”) more particularly described in Exhibit A hereof, and to pay the costs of issuance in connection therewith; and
WHEREAS, pursuant to and in accordance with the Act, the Issuer has authorized and undertaken to issue its Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2020 (the “Bonds”) pursuant to an Indenture (the “Indenture”) of even date herewith between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), in order to provide funds to finance the Project and to pay the costs of issuance in connection therewith; and
WHEREAS, the Bonds may be issued in one or more subseries, and may bear interest at a Term Interest Rate or a Variable Interest Rate (as such terms are defined in the Indenture), on the terms set forth in the Indenture and the Designation of Bond relating thereto; and
WHEREAS, the Issuer has undertaken to finance the cost of the Project by loaning the proceeds derived from the sale of the Bonds to the Company pursuant to this Agreement, under which the Company is required to make loan payments sufficient to pay when due the principal of, premium, if any, Purchase Price of and interest on the Bonds and related expenses; and
WHEREAS, the Company has delivered to the Issuer its Promissory Note, in the form of Exhibit D hereto, dated the Issuance Date (the “Note”) as evidence of its obligations hereunder; and
WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Issuer will assign to the Trustee its right to receive payments, and certain but not all other rights, under this Agreement and the Note; and
NOW, THEREFORE, for and in consideration of the premises and the material covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I.
DEFINITIONS
Section 1.1 Definition of Terms. (a) Unless the context otherwise requires, the terms used in this Agreement and not otherwise defined shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein. While Bonds bear interest in different Interest Rate Periods, the terms “Bonds” shall mean only the Bonds of the applicable subseries bearing interest in a particular Interest Rate Period, as the context may require.(b) The following terms have the following meanings in the Indenture and in this Agreement:
(1)“Capital Lease” means a lease under which the Company is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
(2)“Change of Control” means the occurrence of any of the following (with capitalized terms used herein having the meaning set forth in Exhibit B hereto):
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of the Company; or
(b)Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of the Company; or
(c)the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and substantially all of its direct and indirect Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or
(d)the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all Voting Stock of such surviving or transferee Person or the parent of such surviving or transferee Person immediately after giving effect to such issuance; or
(e)the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
(3)“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
(4)“GAAP” means generally accepted accounting principles as in effect on the date of this Agreement as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
(5)“U.S. Legal Tender” means any such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
Section 1.2 References to Guarantors/Guaranty. Notwithstanding anything contained herein to the contrary, provisions referencing the Guarantors and/or the Guaranty shall be deemed to apply only to Bonds (or any subseries thereof) that bear interest at a Term Interest Rate and have been guaranteed by the Guarantors pursuant to the Guaranty.
Section 1.3 References to Credit Provider/Letter of Credit/Reimbursement Agreement. Notwithstanding anything contained herein or in the Indenture to the contrary, provisions referencing the Credit Provider, the Reimbursement Agreement and any Letter of Credit shall be deemed to apply only to Bonds (or any subseries thereof), if any, issued in the Daily Interest Rate Period or the Weekly Interest Rate Period, the payment of principal, Purchase Price and interest on which has been secured by a Credit Provider pursuant to a Letter of Credit.
Section 1.4 References to Remarketing Agent/Remarketing Agreement. Notwithstanding anything contained herein or in the Indenture to the contrary, provisions referencing the Remarketing Agent and/or the Remarketing Agreement shall be deemed to apply only to Bonds (or any subseries thereof) for which a Remarketing Agent has been appointed and a Remarketing Agreement is in effect.
Section 1.5 References to Bonds/Holders/Bondholders and Owners. While Bonds bear interest in different Interest Rate Periods or are otherwise designated as separate subseries, the terms “Bonds,” “Holders,” “Bondholders,” and “Owners” shall mean only the Bonds, Holders, Bondholders and Owners of the applicable subseries of Bonds bearing interest in such Interest Rate Period or that have been otherwise designated as separate subseries, as the context may require.

Section 1.6 Number and Gender. The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.
Section 1.7 Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time. Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Public Authorities Law of New York or to any statute of the United States of America, includes that section, provision or chapter or statute as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter or statute shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Issuer, the Holders, the Trustee, any Credit Provider or the Company under this Agreement.
The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF
THE ISSUER AND THE COMPANY
Section 2.1 Representations of the Issuer. The Issuer makes the following representations as the basis for its undertakings herein contained:
(a)The Issuer is a body corporate and politic and a public instrumentality of the State of New York duly created under the Act.
(b)The Bonds will be issued under and secured by an Indenture, pursuant to which the Issuer’s interest in this Agreement with respect to the Bonds (except certain rights of the Issuer to payment for expenses and indemnification) will be pledged to the Trustee as security for payment of the principal of, premium, if any, and interest on the Bonds.
(c)All Revenues to be derived by the Issuer under this Agreement and the rights of the Issuer hereunder (except for indemnification rights and the rights of the Issuer to receive fees and reimbursement of its expenses and to receive notices) have been assigned to the Trustee pursuant to the Indenture to provide for the payment of the Bonds. The Issuer has not pledged and will not pledge any interest in this Agreement for any purpose other than to secure the Bonds under the Indenture.
(d)The Issuer has made the required findings under the Act with respect to the issuance of the Bonds and the execution of this Agreement.

(e)No director of the Issuer has any pecuniary interest in the Company.
(f)The Issuer has designated a share of the State ceiling on private activity bonds in connection with the issuance of the Bonds.
(g)The Issuer has full power and authority to consummate all transactions contemplated by this Agreement, the Bonds and the Indenture and any and all other agreements relating thereto.
(h)The Issuer makes no representation or warranty concerning the suitability of the Project for the purpose for which it is being undertaken by the Company. The Issuer has not made any independent investigation as to the feasibility or creditworthiness of the Company. Any bond purchaser, assignee of this Agreement or any other party with any interest in this transaction, shall make its own independent investigation as to the creditworthiness and feasibility of the Project, independent of any representation or warranties of the Issuer.
Section 2.2 Representations and Warranties of the Company. The Company represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):
(a)The Company has full legal right, power and authority under the laws of the United States and the State of New York (i) to enter into this Agreement, the Note and the Tax Agreement, (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations hereunder and thereunder, and (iv) to consummate the transactions contemplated by the Tax Agreement and this Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of New York. The Company has by proper corporate action duly authorized the execution and delivery of this Agreement and the Tax Agreement and the performance of its obligations thereunder.
(b)This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies. Upon the execution and delivery thereof, this Agreement and the Tax Agreement will each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.
(c)The execution and delivery of this Agreement and the Tax Agreement and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, or constitute a breach or result in a violation of, the certificate of incorporation or bylaws of the Company, will not violate any law, regulation, rule or ordinance applicable to the Company or the transactions contemplated hereby or any material order, judgment or decree of any federal, state or local court applicable to the Company and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any material document, instrument or commitment to which the Company is a party or by which the Company or any of its property is bound.
(d)No consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company is required in connection with the execution, delivery and performance by the Company of this Agreement or the Tax Agreement or the offer, issue, sale or delivery by the Issuer of the Bonds other than those already obtained.
(e)Except as disclosed in the Bond Purchase Agreement dated August 21, 2020, among the Company, the Issuer and BofA Securities, Inc., as underwriter of the Bonds, or in the Company’s Annual Report on Form 10-K, Form 10-KT and Form 10-KA, Quarterly Reports on Form 10-Q or Periodic Reports on Form 8-K filed with the U.S. Securities and Exchange Commission, in each case as amended from time to time, the Company has not been served with and, to the knowledge of the Company there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Company that (i) seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the loaning of the proceeds of the Bonds to the Company or the execution and delivery of this Agreement or the Tax Agreement, (ii) questions the validity or enforceability of this Agreement or the Tax Agreement, (iii) questions the power or authority of the Company to carry out the transactions contemplated by, or to perform its obligations under this Agreement or the Tax Agreement or the powers of the Company to own, acquire, equip or operate the Project, or (iv) would reasonably be expected to materially impair its right to carry on business substantially as now conducted or as now contemplated to be conducted, or would materially adversely affect its financial condition.
(f)The Company is not in default under any document, instrument or commitment to which the Company is a party or to which it or any of its property is subject which default would reasonably be expected to affect the ability of the Company to carry out its obligations under this Agreement or the Tax Agreement.
(g)Any certificate signed by the Company or an Authorized Representative of the Company and delivered pursuant to this Agreement, the Tax Agreement or the Indenture shall be deemed a representation and warranty by the Company to the Issuer and the Trustee as to the statements made therein.
(h)The information contained in the Limited Offering Memorandum, dated August 21, 2020, prepared in connection with the sale of the Series 2020R-1 Bonds, pertaining to the Company and the Bonds, specifically including the information under the headings “THE

COMPANY AND THE GUARANTORS” and “THE PROJECT” and in Appendix A, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(i)The Cost of the Project is as set forth in the Tax Agreement and has been determined in accordance with sound engineering/construction and accounting principles. All the information and representations in the Tax Agreement are true and correct as of the date thereof.
(j)The Project consists of those facilities described in Exhibit A. In particular, the Company is in compliance with all requirements set forth in the Tax Agreement. The Company is fully familiar with the physical condition of the Project and is not relying on any representation of any kind by the Issuer as to the nature or the condition thereof.
(k)Reserved.
(l)All certificates, approvals, permits and authorizations with respect to the construction of the Project of applicable local governmental agencies, the State and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.
(m)No event has occurred and no condition exists which would constitute an Event of Default (as defined in the Indenture) or Loan Default Event (as defined in the Indenture) or which, with the passing of time or with the giving of notice or both would become such an Event of Default or Loan Default Event.
ARTICLE III.
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS
Section 3.1 Agreement to Issue Bonds; Application of Bond Proceeds. (a) To provide funds to finance costs of the Project, the Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds. Project Costs shall be financed through the issuance of the Series 2020R-1 Bonds and Additional Bonds issued and delivered from time to time as set forth in Section 2.15 of the Indenture. The Issuer will thereupon apply the proceeds received from the sale of the Series 2020R-1 Bonds and any Additional Bonds as provided herein and in the Indenture. Upon the issuance of and in connection with any Additional Bonds, the Company shall satisfy, or cause the satisfaction of, all requirements of Section 2.15 of the Indenture.
(b) Except as otherwise provided in Sections 5.2 or 5.3, in the event that the Company desires to alter or change the Project, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Issuer may consent (which consent shall not be unreasonably withheld) to such changes in its discretion and, if it shall so consent, will instruct the Trustee to consent to such amendment or supplement to Exhibit A as shall be required to reflect such alteration or change to the Project upon receipt of:

(i)a certificate of the Authorized Representative of the Company describing in detail the proposed changes;
(ii)a copy of the proposed form of amended or supplemented Exhibit A hereto; and
(iii)an Approving Opinion relating to such proposed changes, and an opinion of Bond Counsel that such changes will not disqualify the Project as facilities that may be financed pursuant to the Act.
Section 3.2 Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund. (a) The Company will authorize and direct the Trustee, upon compliance with Section 3.3 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:
(i)Payment to the Company of such amounts, if any, as shall be necessary to reimburse the Company in full for all advances and payments made by it, prior to or after the delivery of the Bonds, in connection with the acquisition, construction, installation and equipping of and other improvements to the Project.
(ii)Payment to any vendors, suppliers or contractors to acquire, construct and install the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.
(iii)Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the acquisition, construction, installation and equipping of and other improvements to the Project.
(iv)Payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Project, or reimbursement thereof, if paid by the Company.
(v)Payment of any other Costs of the Project permitted by the Tax Agreement (but not including any Costs of Issuance).
Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.3 of the Indenture, signed by the Authorized Representative of the Company.
(b) The Company will authorize and direct the Trustee, upon compliance with Section 3.4 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Company only for Costs of Issuance. Each of the payments referred to in this Section 3.2(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.4 of the Indenture, signed by the Authorized Representative of the Company.

(c) All disbursements from the Project Fund and the Costs of Issuance Fund must comply with the requirements of the Tax Agreement.
Section 3.3 Establishment of Completion Date; Obligation of Company to Complete. As soon as practicable after the construction of the Project is completed, the Authorized Representative of the Company, on behalf of the Company, shall evidence the Completion Date by providing a certificate to the Trustee and the Issuer stating that the construction of the Project has been completed substantially in accordance with the plans, specifications and work orders therefor, and all labor, services, materials and supplies used in the construction have been paid or provided for. Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights of the Company against third parties for any claims or for the payment of any amount not then due and payable which exist at the date of such certificate or which may subsequently exist.
All moneys remaining in the Project Fund after the Completion Date (other than moneys relating to provisional payments) and after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.3 of the Indenture and applied as provided therein.
In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of acquisition, construction and installation of the Project as contemplated in this Agreement, the Company agrees to pay directly, or to deposit in the Project Fund moneys sufficient to pay, any costs of completing the acquisition, construction and installation of the Project in excess of the moneys available for such purpose in the Project Fund. The Issuer makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such Costs of the Project. The Company agrees that if, after exhaustion of the moneys in the Project Fund, the Company should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Issuer, from the Trustee or from the holders of any of the Bonds, nor shall it be entitled to any diminution of the amounts payable under Section 4.2.
Section 3.4 Investment of Moneys in Funds. Any moneys in any fund or account held by the Trustee shall, at the written request of the Authorized Representative of the Company, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account. The Company acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Company the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law.
Section 3.5 Limitation of Issuer’s Liability. Anything contained in this Agreement to the contrary notwithstanding, under no circumstances shall the Issuer be obligated directly or indirectly to pay Costs of the Project, principal of or premium, if any, and interest on the Bonds, or expenses of operation, maintenance and upkeep of the Project except from Bond proceeds or from funds received under this Agreement and the Indenture, exclusive of funds received by the Issuer for its own use. The Issuer’s obligations under the Indenture, this Agreement and the Bonds shall not constitute a debt or liability of or a pledge of the faith and credit of the Issuer, the State, any political subdivisions thereof, or any municipality therein. Nothing herein, in the Indenture or in the Bonds, shall directly, indirectly or contingently obligate the Issuer, the State any political subdivision thereof or any municipality to levy or pledge any form of taxation whatsoever or make any appropriation for the payment of the Bonds.
Section 3.6 Funding From Additional Bonds. The Company may request that the Issuer deliver Additional Bonds from time to time to finance Project costs necessary to complete the Project, as provided herein and in Section 2.15 of the Indenture:
(i)the Company must contact (in writing) the Underwriter and the Credit Provider, if any, at least 30 days prior to the desired date of issuance to request the issuance of such Additional Bonds and to request, if such Additional Bonds are to be supported by a Letter of Credit, a corresponding increase in the Stated Amount of the Letter of Credit or a new Letter of Credit to enhance such Additional Bonds and the Credit Provider shall agree to so increase the Stated Amount or issue a new Letter of Credit, as the case may be;
(ii)the Company must deliver to the Issuer a Designation of Bonds (in substantially the same form as is attached as Exhibit D to the Indenture), executed by the Company, the Credit Provider and the Underwriter, designating the amount of Additional Bonds to be issued and the date of such issuance; and
(iii)Additional Bonds may be issued only in Authorized Denominations.
In the event that the Company requests that the Issuer deliver Additional Bonds, and such request is made in compliance with this Section 3.6, the Issuer shall forthwith deliver such Additional Bonds as requested by the Company. In order for the Trustee to authenticate and deliver Additional Bonds, the requirements of Section 2.15 of the Indenture must be satisfied. Proceeds of the sale of Additional Bonds shall be deposited in the Project Fund and, if applicable, the Costs of Issuance Fund, and requisitions shall be made for Costs of the Project and, if applicable, the Costs of Issuance, as set forth in Section 3.2 above.
ARTICLE IV.
LOAN OF PROCEEDS; REPAYMENT PROVISION
Section 4.1 Loan of Bond Proceeds; Issuance of Bonds. The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Company from the proceeds of the Bonds for the purpose of financing the Costs of the Project and the Costs of Issuance. The Issuer further covenants and agrees that it shall take all actions within its authority to keep this Agreement in effect in accordance with its terms. Pursuant to said covenants and agreements, the Issuer will issue the Bonds upon the terms and conditions contained in this

Agreement and the Indenture and will cause the Bond proceeds to be applied as provided in Article III of the Indenture.
Section 4.2 Loan Payments and Payment of Other Amounts. (a) On or before 12:00 noon New York City time on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.
Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Loan Payment hereunder.
The obligation of the Company to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made (i) by a Credit Provider to the Trustee pursuant to a Letter of Credit then in effect with respect to the Bonds or (ii) by one or more Guarantors pursuant to a Guaranty in effect with respect to the Bonds.
(b) The Company further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6 and 4.8 of the Indenture at the applicable Purchase Price thereof by 2:45 p.m. New York City time in federal or other immediately available funds; provided however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds or from a draw under a Letter of Credit pursuant to Section 4.7(D) of the Indenture.
(c) The Company also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii)

the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other paying agent on the Bonds as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust. The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Trustee and the Tender Agent.
(d) The Company will pay all Administrative Fees and Expenses due to the Issuer under the Indenture. Administrative Fees and Expenses shall include payment by the Company to the Issuer of an initial administration fee in the amount of $210,000 on the Issuance Date and an annual administration fee in the amount of $41,250 on September 1 of each year commencing September 1, 2021, until the Bonds are no longer Outstanding for the purpose of defraying a portion of the expenses incurred by the Issuer in administering its industrial finance program. Such annual administration fee shall be prorated for periods of less than a full year upon payment of the then Outstanding Bonds. In addition, the Company shall pay to the Issuer on the Issuance Date, with respect to a bond issuance charge applicable to the Bonds imposed by the State, the amount of $331,201. The Company hereby also agrees to pay to the Issuer any additional bond issuance charge imposed by the State with respect to the issuance of any Additional Bonds hereunder. Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable. When the Issuer incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.1(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.
(e) The Company also agrees to pay the fees, charges and expenses of the Remarketing Agent specified in the Remarketing Agreement. Such payments shall be made directly to the Remarketing Agent. The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.
(f) The Company agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Agreement and to pay the fees, charges and expenses of any rebate analyst.
Section 4.3 Unconditional Obligation. The obligations of the Company to make the Loan Payments, the Additional Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall be binding and enforceable in all circumstances whatsoever, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Company shall pay all payments required to be made on account of this Agreement (which payments shall be net of any other obligations of the Company) as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. The Company shall be obligated to make the payments whether or not the Project has come into existence or become functional and whether or not the Project has ceased to exist or to be functional to any extent and from any cause whatsoever. The Company shall be obligated to make such payments regardless of whether the Company is in possession or is entitled to be in possession of the Project or any part thereof. Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.
Section 4.4 Assignment of Issuer’s Rights. As security for the payment of the Bonds, the Issuer will under the Indenture assign to the Trustee the Issuer’s rights under this Agreement, including the right to receive Loan Payments hereunder (except the right of the Issuer to receive certain payments, if any, with respect to fees, expenses and indemnification, or to enforce its rights under Sections 4.2(d), 7.3, 9.2 and 9.3 and its rights of indemnification and consent). The Issuer hereby directs the Company to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture. The Issuer hereby directs the Company to make the Purchase Price Payments and any payments under Section 5.13 required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture. The Company hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee.
Section 4.5 Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Issuer and the Trustee and paying agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to the Credit Provider of any amounts owed to the Credit Provider by the Company under the Reimbursement Agreement, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 5.8 of the Indenture. Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Issuer or the Company.
ARTICLE V.
SPECIAL COVENANTS AND AGREEMENTS

Section 5.1 Right of Access to the Project. The Company agrees that during the term of this Agreement the Issuer, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect the Project or, in the case of the Issuer, to carry out its powers hereunder; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such examination or inspection, and such inspection shall not disturb the Company’s normal business operations.
Section 5.2 Disposition of Project. Except as provided hereafter with respect to the portion of the Project comprising equipment, without an Approving Opinion (i) the Company will not sell, lease or otherwise dispose of (other than to a “related party” as defined in Treasury Regulations Section 1.150-1(b) (a “Related Party”)), or place any other person (other than a Related Party) in possession of, the Project or any portion thereof or interest therein, or make any material change in the purposes for which the Project is used, and (ii) the portion of the Project comprising equipment shall remain at a Project site except while in use in the ordinary course of business; provided, however, that nothing herein shall limit the right of the Company to grant a mortgage and or security interest in all or any part of the Project. The Company may remove and sell or otherwise dispose of any portion of the Project comprising equipment when the same shall have become obsolete, worn out or unnecessary for its business operations.
Section 5.3 The Company’s Maintenance of Its Existence. The Company covenants and agrees that during the term of this Agreement it (a) will maintain its existence as a corporation in good standing in the State of Delaware and qualified to do business in the State, (b) will not dissolve, sell or otherwise dispose of all or substantially all of its assets and (c) will not combine or consolidate with or merge into another entity so that the Company is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Company may consummate such transaction with the prior consent of the Issuer, which consent shall not be unreasonably withheld, if (i) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder, (ii) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State and (iii) the Company shall deliver to the Issuer and Trustee prior to or substantially contemporaneously with the consummation of the transaction an Approving Opinion.
If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.
Notwithstanding the foregoing, for so long as Section 5.13 hereof shall be in effect with respect to the Bonds (or any subseries thereof), the covenants set forth in Subsections 5.3(b) and 5.3(c) above shall not be effective with respect to such Bonds.
Section 5.4 Records and Financial Statements of Company. The Company covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations relating to the Project. Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such inspection and such inspection shall not disturb the Company’s normal business operations.
Section 5.5 Insurance. The Company agrees to insure the Project during the term of this Agreement for such amounts and for such occurrences as are customary for similar facilities of the Company within the State, by means of policies issued by reputable insurance companies qualified to do business in the State or through “self insurance” in accordance with the ordinary course of business of the Company.
Section 5.6 Use of Project.
(a)Permitted Purposes; Ownership of the Project. The Company agrees that it will, or will cause a Related Party to, acquire, construct and install, or complete the acquisition, construction and installation of, the Project, substantially in accordance with the description of the Project prepared by the Company and submitted to the Issuer, including any and all supplements, amendments and additions or deletions thereto or therefrom, it being understood that the approval of the Issuer shall not be required for changes in such description which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto.
The Project consists of those facilities described in Exhibit A and, except as otherwise provided in Sections 5.2 or 5.3: (i) the Company shall not make any changes to the Project or to the operation thereof which would have the effect of disqualifying the Project as an “eligible project” under the Act or impair the exemption from federal income taxation of the interest on the Bonds; (ii) the Company agrees to comply with all requirements set forth in the Tax Agreement; (iii) contracts for carrying out the Project and purchases in connection therewith shall be made by the Company in its own name or in the name of a Related Party; and (iv) the Company or a Related Party owns or operates the Project sufficient to carry out the purposes of this Agreement.
(b)Completion of Project. The Project is reasonably expected to be completed within three years of the date hereof; provided that, if not so completed, (i) the Company will promptly notify the Issuer, the Underwriter and the Trustee, and (ii) the yield on the investments in the Project Fund will be restricted as provided in the Tax Agreement.
(c)Compliance with Laws; Maintenance and Repairs. The Company agrees to maintain the Project during the term of this Agreement (i) in as reasonably safe condition as its operations shall permit and as is customary in the industry and (ii) in good order and repair and in good operating condition, ordinary wear and tear excepted, and damage from casualty expressly not excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof. The Company agrees not to permit or commit waste on the Project. In the acquisition, construction, maintenance, improvement and operation of the Project, the Company will comply in all material respects with all applicable planning, building, zoning, subdivision, environmental protection, sanitary and safety and other land use laws, rules and regulations and will not permit any material nuisance thereon. Subject to the ability of the Company to dispose of the Project or portions thereon pursuant to this Agreement, the Project will be operated and maintained in such manner as to be consistent with the Act. It shall not be a breach of this section if the Company fails to comply with such laws, rules and regulations during any period in which the Company shall in good faith be diligently contesting the validity thereof.
(d)Taxes; Utility and Other Charges. The Company agrees to pay or cause to be paid during the term of this Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof or with respect to the Company’s interest therein or use thereof, including any taxes levied against any portion of the Project, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the term of this Agreement. The Company may, at the Company’s expense and in the Company’s name, in good faith, diligently contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture.
Nothing contained in this Agreement or the Indenture shall be construed to require or authorize the Issuer to operate the Project itself or to conduct any business enterprise in connection therewith. The Issuer shall not be liable to the Company or to any other person for any latent or patent defect in the Project.
Section 5.7 Qualification in New York. The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the State.
Section 5.8 Tax Covenant. The Company covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture that are necessary in order to assure that interest paid on the Bonds (or any of them) will be excluded from gross income of the Holders for federal income tax purposes and shall take no action that would result in such interest not being excluded from gross income for federal income tax purposes. Without limiting the generality of the foregoing, the Company agrees to comply with the provisions of the Tax Agreement, which are hereby incorporated herein. This covenant shall survive payment in full or defeasance of the Bonds. Notwithstanding this Section 5.8 or anything in this Agreement, the Indenture or the Tax Agreement to the contrary, the Company shall not be required to take any action to oppose or promote the adoption or implementation of legislative or regulatory changes that could affect the excludability of interest paid on the Bonds from gross income of Holders, and any failure of interest on the Bonds to be excluded from gross income of a Holder that arises out of a Holder’s status or financial condition (rather than an action of the Company) shall not be deemed to breach this Section 5.8 or any provision of this Agreement, the Indenture or the Tax Agreement.
Section 5.9 Continuing Disclosure. Pursuant to the federal Securities and Exchange Commission (“S.E.C.”) Rule 15c2-12 promulgated under the Securities Exchange Act of 1934, as amended, the Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements set forth in the Continuing Disclosure Agreement, as such Continuing Disclosure Agreement may from time to time hereafter be amended or supplemented. Notwithstanding any other provision of this Agreement, failure of the Company to comply with the requirements of the Continuing Disclosure Agreement, as it may from time to time hereafter be amended or supplemented, shall not be considered a Loan Default Event or any default or any event of default hereunder or under the Indenture, and may not result in the acceleration of the Bonds, the Note or this Agreement; however, the Trustee may (and, at the written request of any Holder of Outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee or any Bondholder or beneficial owner of the Bonds) take such actions as may be necessary and appropriate, including seeking mandamus or specific performance by court order, to cause the Company to comply with its obligations pursuant to this Section 5.9.
Section 5.10 Assignment by Company. The rights and obligations of the Company under this Agreement may be assigned by the Company to any person in whole or in part, subject, however, to each of the following conditions:
(a)No assignment other than pursuant to Section 5.2 hereof shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Company shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements herein provided to be performed and observed by it.
(b)Any assignment from the Company shall retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned.
(c)Within 30 days after delivery thereof, the Company shall furnish or cause to be furnished to the Issuer and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.
(d)The Company shall furnish to the Issuer and the Trustee an Approving Opinion.

Section 5.11 Cooperation in Filings and Other Matters. The Issuer and the Company agree to cooperate, upon the request of either party, at the expense of the Company in the filing and renewal of UCC-1 Financing Statements, if any.
Section 5.12 Letter of Credit. (a) At any time the Company may, at its option, provide for the delivery to the Trustee of a Letter of Credit or an Alternate Letter of Credit (hereafter collectively referred to with the Letter of Credit as a “Credit Instrument”) securing Bonds bearing interest at a Variable Interest Rate, and the Company shall, in any event, cause to be delivered an Alternate Letter of Credit at least 20 days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture. A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall comply with the requirements of the Indenture. On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Company shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), and (iii) written evidence from the Rating Agency that the Bonds secured by such Credit Instrument shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+"s or “-"s).
(b) The Company shall provide to the Trustee (with a copy to the Issuer) a notice at least 15 days prior to the effective date of any Credit Instrument (and in no event later than 35 days prior to the expiration of any existing Credit Instrument) identifying the Credit Instrument, if any, and the rating which will apply to the Bonds after the effective date of such Credit Instrument.
Section 5.13 Change of Control. The provisions of this Section 5.13 shall be effective only for so long as the Bonds are in the Term Interest Rate Period and are not secured by a Letter of Credit and shall only be applicable to Bonds (or a subseries thereof) that are in the Term Interest Rate Period and are not secured by a Letter of Credit.
If a Change of Control occurs, each Holder of Bonds (or subseries thereof) that are in the Term Interest Rate Period and are not secured by a Letter of Credit will have the right to require the Company to repurchase all or any part (in a principal amount equal to $250,000 or an integral multiple of $5,000 in excess thereof; provided that no such repurchase may result in a Holder owning less than an Authorized Denomination) of that Holder’s Bonds pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, the Company will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Bonds repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder of Bonds (or subseries thereof) that are in the Term Interest Rate Period and are not secured by a Letter of Credit describing the transaction or transactions that constitute the Change of Control and offering to repurchase Bonds on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Agreement and described in such notice. Such notice shall state:
(1)that the Change of Control Offer is being made pursuant to this Section 5.13 and that all Bonds tendered and not withdrawn will be accepted for payment;
(2)the purchase price (including the amount of accrued interest) and the Change of Control Payment Date;
(3)that any Bond not tendered will continue to accrue interest;
(4)that, unless the Company defaults in making payment therefor, any Bond accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(5)that Holders electing to have a Bond purchased pursuant to a Change of Control Offer will be required to surrender the Bond, with the form entitled “Option of Holder to Elect Purchase” on the Bond completed, to the Trustee at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
(6)that Holders will be entitled to withdraw their election if the Trustee receives, not later than the close of business (5:00 p.m. New York time) on the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Bonds the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Bonds purchased;
(7)that Holders whose Bonds are purchased only in part will be issued new Bonds in a principal amount equal to the unpurchased portion of the Bonds surrendered; and
(8)the circumstances and relevant facts regarding such Change of Control.
On or before the Change of Control Payment Date, the Company will, to the extent lawful:
(a)accept for payment all Bonds or portions thereof properly tendered pursuant to the Change of Control Offer;

(b)deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Payment in respect of all Bonds or portions thereof so tendered; and
(c)deliver or cause to be delivered to the Trustee the Bonds so accepted together with a certificate of an Authorized Representative stating the aggregate principal amount of Bonds or portions thereof being purchased by the Company.
The Company will cause the Paying Agent to promptly pay to each Holder of Bonds so tendered the Change of Control Payment for such Bonds (in the same manner as payment of interest on the Bonds, to the Bondholders of record, or Direct Participants with respect to Book-Entry Bonds, on the Record Date), and the Company will cause the Trustee to promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each such new Bond will be in a principal amount of $250,000 or an integral multiple of $5,000 in excess thereof.
The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.
The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer.
Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Bonds validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Bonds properly tendered in accordance with the terms of such Alternate Offer. Any Alternate Offer may be terminated by the Company or such third party at any time prior to the consummation of the applicable Change of Control. The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the earlier of (a) the consummation of the Change of Control or (b) any termination of the Alternate Offer by the Company or such third party prior to the consummation of the applicable Change of Control, must permit Holders to withdraw any tenders of Bonds made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.
Notwithstanding the foregoing, in the event that the Bonds shall be subject to redemption or mandatory tender (or the Company has exercised a right to do so) on the same date that the Bonds are subject to a Change of Control Offer, the redemption and mandatory tender provisions in the Indenture shall control, including without limitation with respect to the redemption price or Purchase Price of 100% of the principal amount of the Outstanding Bonds plus accrued and unpaid interest.
The Company will comply, and will use reasonable efforts to ensure that any third party making a Change of Control Offer or an Alternate Offer will comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with such Change of Control Offer or an Alternate Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Agreement relating to a Change of Control Offer, the Company will not be deemed to have breached its obligations under this Agreement by virtue of complying with such laws or regulations.
Section 5.14 Maintenance of Guaranty; Additional Subsidiary Guarantees. For so long as the Bonds (or a subseries thereof) are in the Term Interest Rate Period and are not secured by a Letter of Credit, the Company will cause the Guarantors to maintain in effect the Guaranty.
The following provisions of this Section 5.14, and the Guaranty to be delivered, are applicable only with respect to Bonds (or a subseries thereof) that are in the Term Interest Rate Period and are not secured by a Letter of Credit:
(a)If any Subsidiary (i) becomes a guarantor, borrower and/or issuer in respect of the Senior Credit Facility or (ii) if the Senior Credit Facility has been terminated, becomes a guarantor of any other issue of indebtedness for borrowed money of the Company of $5.0 million or more in aggregate principal amount (per issue), then that Subsidiary shall become a Guarantor and shall, concurrently with the guarantee of such indebtedness:
(1)execute and deliver to the Trustee a signature page to the Guaranty, in substantially the form attached as Exhibit C hereto, pursuant to which such Subsidiary shall unconditionally guarantee the Guaranteed Obligations (as defined in the Guaranty) on the terms set forth in the Guaranty; and
(2)deliver to the Trustee an Opinion of Counsel that the Guaranty constitutes a valid and legally binding and enforceable obligation of such Subsidiary, subject to customary exceptions.
Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Guaranty.
(b)The guarantees under the Guaranty are subject to release upon the terms set forth in the Guaranty.
Section 5.15 Compliance with Indenture. The Company recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the administration and investment of certain funds. The Company has reviewed the Indenture and hereby assents to all provisions of the Indenture. The Company shall take such action as may be reasonably necessary in order to enable the Issuer and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Company by the Indenture or this Agreement.
ARTICLE VI.
[RESERVED]
ARTICLE VII.
LOAN DEFAULT EVENTS AND REMEDIES
Section 7.1 Loan Default Events. Any one of the following which occurs and continues shall constitute a Loan Default Event:
(a)Failure of the Company to make any Loan Payment required by Section 4.2(a) hereof or under the Note when due; or
(b)Failure of the Company to make any Purchase Price Payment required by Section 4.2(b) hereof or under the Note when due; or
(c)Failure of the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement or under the Note other than as provided in (a) or (b), which continues for a period of 60 days after written notice by the Issuer or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied (including by redemption of all or a portion of the Bonds), unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued until the default is corrected; or
(d)The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or failure by the Company promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will materially impair the Company’s ability to carry on its obligations hereunder, or the commission by the Company of any act of bankruptcy, or adjudication of the Company as a bankrupt, or if a petition or answer proposing the adjudication of the Company as a bankrupt or its reorganization, arrangement or debt readjustment under any present or future federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within ninety days after the filing thereof, or if the Company shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Company shall be appointed in any proceeding brought against the Company and shall not be discharged within ninety days after such appointment or if the Company shall consent to or acquiesce in such appointment, or assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Company under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Company shall remain undismissed (subject to no further appeal) for a period of ninety days; provided, the term “dissolution or liquidation of the Company,” as used in this subsection, shall not be construed to include the cessation of the existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or
(e)Existence of an Event of Default under the Indenture; or
(f)Existence of an Event of Default under the Guaranty; or
(g)So long as the Bonds are in the Term Interest Rate Period and no Letter of Credit is in effect, the existence of a default under and as defined in the Senior Credit Facility, but only if such default has resulted in the acceleration of the obligations owed under the Senior Credit Facility prior to its final stated maturity and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect; or
(h)So long as the Bonds are in the Term Interest Rate Period and no Letter of Credit is in effect, and the Company shall have been deemed discharged from its obligations (other than any indemnification and other obligations which survive the termination of the Senior Credit Facility) with respect to the Senior Credit Facility (as set forth in the Senior Credit Facility), a default under, and as defined in, the indenture, agreement or instrument governing any bond, note, Capital Lease, or any other indebtedness for borrowed money of the Company in the principal amount of $10 million or more (collectively, the “Indebtedness”), but only if such default with respect to any such Indebtedness has resulted in the acceleration of such Indebtedness prior to its final stated maturity and provided that, in the event that such acceleration has been rescinded, such Event of Default hereunder will be deemed cured for all purposes and of no further effect.
Section 7.2 Remedies on Default. Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,
(a)The Trustee, by written notice to the Issuer, the Company and the Credit Provider, if any, may declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement or the Note to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.01 of the Indenture.
(b)The Issuer or the Trustee may have access to and may inspect, examine and make copies of the books and records relating to the transactions contemplated hereby and any and all accounts, data and federal income tax and other tax returns of the Company relating to the transactions contemplated hereby.

(c)The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.
(d)Notwithstanding any contrary provision in this Agreement or the Indenture, the Issuer shall have the right to take any action or make any decision with respect to proceedings for indemnity against the liability of the Issuer and for collection or reimbursement from sources other than moneys or property held under this Agreement or the Indenture. The Issuer may enforce its rights under this Agreement and the Indenture which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or for the enforcement of any other appropriate legal or equitable remedy, and may recover damages caused by any breach by the Company of its obligations to the Issuer under this Agreement or the Indenture, including court costs, reasonable attorney’s fees and other costs and expenses incurred in enforcing such obligations.
(e)If applicable, the Trustee shall have the right to immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.
In case the Trustee or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Issuer, then, and in every such case, the Company, the Trustee and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Issuer shall continue as though no such action had been taken.
The Company covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue with respect to principal at the rate then borne by the Bonds on the day prior to the occurrence of such default.
In the case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.
In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the

Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by it up to the date of such distribution.
In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.
Section 7.3 Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement or the Note and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay to the Issuer or the Trustee the reasonable fees of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Issuer or the Trustee.
Section 7.4 No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer. Notwithstanding any other provision hereunder, the Trustee may proceed first against either the Guarantors or the Company in accordance with the terms of the Guaranty and/or this Agreement, respectively, as the Trustee may deem appropriate.
Section 7.5 No Additional Waiver Implied by One Waiver. In the event any agreement or covenant contained in this Agreement should be breached by the Company and thereafter waived by the Issuer or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII.
PREPAYMENT
Section 8.1 Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.4 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII. Whenever Bonds are to be redeemed in whole or in part, the Trustee shall give the Issuer notice thereof at least ten (10) business days before the redemption date specifying the date and amount of redemption and the amount of accrued interest and premium, if any. The Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor. The Issuer shall at the expense of the Company call Bonds for redemption as required by Article V of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.
Section 8.2 Options to Prepay Installments. The Company shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B) are met and at the times and at the prices set forth in Sections 4.1(C) or 4.1(D) of the Indenture, as the case may be.
Section 8.3 Mandatory Prepayment. The Company shall have and hereby accepts the obligation to prepay in whole the Loan Payments required by Section 4.2(a), together with interest accrued, but unpaid, thereon by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds if mandatory redemption is required by Section 4.1(A) of the Indenture.
Section 8.4 Amount of Prepayment. In the case of a prepayment of the entire amount due hereunder pursuant to Section 8.2 or 8.3, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses of the Issuer, the Trustee and any paying agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.
Section 8.5 Notice of Prepayment. To exercise an option granted in or to perform an obligation required by this Article VIII, the Company shall give written notice at least fifteen (15) days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Issuer and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. If the Company fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding. The Issuer and the Trustee, at the request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Issuer hereby appoints the Company to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture, provided, however, that the Company shall in all such cases provide copies to the Issuer of the notices so given.
ARTICLE IX.
NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION
Section 9.1 Non-liability of Issuer; Limitations on Issuer Actions and Responsibilities. The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on the Bonds, except from Revenues. The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Guaranty or the Letter of Credit, if any, and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer, the Credit Provider, if any, or any third party, other than as a result of such party’s willful misconduct.
The Issuer’s obligations under the Indenture, this Agreement and the Bonds shall not constitute a debt or liability of or a pledge of the faith and credit of the Issuer, the State, any political subdivisions thereof, or any municipality therein. Nothing herein, in the Indenture or in the Bonds, shall directly, indirectly or contingently obligate the Issuer, the State any political subdivision thereof or any municipality to levy or pledge any form of taxation whatsoever or make any appropriation for the payment of the Bonds.
The Issuer shall not be required to monitor the financial condition of the Company, the investment or expenditure of Bond proceeds, or the physical condition or use of the Project and, unless otherwise expressly provided, shall not have any responsibility with respect to notices, certificates or other documents filed with it. The Issuer shall not be required to take notice of any breach or default except when given notice thereof by the Trustee or the Holders, as the case may be. The Issuer shall not be responsible for the payment of any rebate to the United States under Section 148(f) of the Code, except as otherwise set forth in Section 6.6 of the Indenture. The Issuer shall not be required to take any action unless indemnity reasonably satisfactory to it is furnished for expenses or liability to be incurred therein (other than the giving of notice). The Issuer, upon written request of the Holders or the Trustee, and upon receipt of reasonable indemnity for expenses or liability, shall cooperate to the extent reasonably necessary to enable the Trustee to exercise any power granted to the Trustee by this Agreement or the Indenture. The Issuer shall be entitled to reimbursement pursuant to Section 4.2(d) hereof to the extent that it acts without previously obtaining full indemnity.
The Issuer shall be entitled to the advice of counsel (who may be counsel for any party or for any Holder) and shall be wholly protected as to any action taken or omitted to be taken in good faith in reliance on such advice. The Issuer may rely conclusively on any notice, certificate or other document furnished to it under this Agreement or the Indenture and reasonably believed by it to be genuine. The Issuer shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or power conferred upon it, or in good faith omitted to be taken by it and reasonably believed to be beyond such discretion or power, or taken by it pursuant to any direction or instruction by which it is governed under this Agreement or the Indenture or omitted to be taken by it by reason of the lack of direction or instruction required for such action under this Agreement or the Indenture, or be responsible for the consequences of any error of judgment reasonably made by it. When any payment, consent or other action by the Issuer is called for by this Agreement or the Indenture, the Issuer may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may reasonably require in support thereof. A permissive right or power to act shall not be construed as a requirement to act, and no delay in the exercise of a right or power shall affect the subsequent exercise thereof. The Issuer shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person or entity except by its own directors, officers and employees. No recourse shall be had by the Company, the Trustee or any Holder for any claim based on this Agreement or the Indenture or the Bonds against any director, officer, employee or agent of the Issuer unless such claim is based upon the willful misconduct, bad faith, fraud or deceit of such person. No covenant, obligation or agreement of the Issuer contained in this Agreement or the Indenture shall be deemed to be a covenant, obligation or agreement of any present or future director, officer, employee or agent of the Issuer in his or her individual capacity, and no person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.
Section 9.2 Expenses. The Company covenants and agrees to indemnify the Issuer and the Trustee against, and to reimburse them promptly for, all reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Bonds or the Indenture.
Section 9.3 Indemnification. The Company releases the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, directors, employees and agents from, and covenants and agrees that neither the Issuer, the Trustee, the Tender Agent nor the Paying Agent

or their officers, directors, employees and agents shall be liable for, and covenants and agrees, to the extent permitted by law, to indemnify and hold harmless the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, directors, employees and agents from and against, any and all losses, claims, damages, liabilities or expenses, of every conceivable kind, character and nature whatsoever arising out of, resulting from or in any way connected with (1) the Project, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about, or from the planning, design, acquisition, installation, construction or equipping of the Project or any part thereof; (2) the issuance of the Bonds or any certifications, covenants or representations made by the Company in connection therewith and the carrying out of any of the transactions contemplated by the Bonds and this Agreement; (3) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture or this Agreement; or (4) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Issuer or any underwriter or placement agent in connection with the sale of the Bonds, provided that the Company shall have no liability under this clause (4) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission pertaining only to the Issuer made in any official statement or offering circular with respect to the Bonds under the headings “The Issuer” or “Litigation—The Issuer”; provided further that the foregoing release and indemnity in this Section shall not be required for damages that are determined to have been caused by the negligence or willful misconduct on the part of the party seeking such release or indemnity. The indemnity required by this Section shall be only to the extent that any loss sustained by the Issuer or the Trustee exceeds the net proceeds the Issuer or the Trustee receives from any insurance carried with respect to the loss sustained. The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, employees and agents for any and all costs, reasonable attorney’s fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Issuer, the Company, a Holder, or any other person), damages, liabilities, expenses or actions, except, with respect to the Trustee, to the extent that the same are determined to have been caused by the negligence or willful misconduct of the party claiming such payment or reimbursement or relate to provisions of this indemnity that by their terms the Company shall have no liability therefor. The provisions of this Section shall survive the discharge of the Indenture and the retirement of the Bonds.
ARTICLE X.
MISCELLANEOUS
Section 10.1 Notices. All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Company, or the Trustee, as the case may be, as follows:
To the Issuer:

New York State Environmental Facilities Corporation
Broadway, 7th Floor
Albany, New York 12207
Attention: President
Phone: (518) 402-6951
Facsimile: (518) 402-6954
With a copy to General Counsel:
New York State Environmental Facilities Corporation
Broadway, 7th Floor
Albany, New York 12207
Attention: General Counsel
To the Company:
Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701
Attention: Senior Vice President and Chief Financial Officer
Phone: (802) 775-0325
Facsimile: (802) 770-5348
With a copy to the General Counsel:
Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, Vermont 05701
Attention: General Counsel
Phone: (802) 772-2257
Facsimile: (802) 770-5348
To the Trustee:
U.S. Bank National Association
South LaSalle Street, 10th Floor
Chicago, Illinois 60603
Attention: Corporate Trust Services
Phone: (312) 332-6779
Facsimile: (312) 332-8008
To the Credit Provider:
As may be listed if applicable.

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee and the Credit Provider, if applicable. Notices to the Trustee are effective only when actually received by the Trustee. The Issuer, the Company, the Trustee and the Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.
Section 10.2 Matters to be Considered by Issuer. In approving, concurring in or consenting to action or in exercising any discretion or in making any determination under this Agreement or the Indenture, the Issuer may consider the interests of the public, which shall include the anticipated effect of any transaction on tax revenues and employment, as well as the interests of the other parties and the Holders; provided, however, nothing shall be construed as conferring on any person other than the other parties and the Holders any right to notice, hearing or participation in the Issuer’s consideration, and nothing in this section shall be construed as conferring on any of them any right additional to those conferred elsewhere. Subject to the foregoing, the Issuer will not unreasonably withhold any approval or consent to be given by it hereunder.
Section 10.3 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.
Section 10.4 Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 10.5 Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Company and with the written consent of the Credit Provider, if applicable, and of the Trustee if required in accordance with Section 10.5 of the Indenture. Notwithstanding anything to the contrary contained herein or in the Indenture, any modifications or amendments to the Agreement that require the consent of Holders of Bonds shall be deemed to mean only those Holders of Bonds of one or more subseries that are affected by such amendment or modification.
Section 10.6 Governing Law. This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State.
Section 10.7 Authorized Representative. Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Company by the Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

        Section 10.8 Actions by Issuer. Any action which may be taken by the Issuer shall be deemed sufficiently taken if taken on its behalf by its Chairman, its Vice Chairman or its President or by any other member, director, officer or agent whom it may designate from time to time.
Section 10.9 Term of the Agreement. This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds to the Purchaser until such time as all of the Bonds have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement shall have been paid, except for obligations of the Company under Sections 4.2 and 9.3 hereof, which shall survive any termination of this Agreement.
Section 10.10 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.10 hereof.
Section 10.11 Complete Agreement. The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto.
Section 10.12 Business Days. If any payment is to be made hereunder or any action is to taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date and as to any payment; provided, any such payment is made on such succeeding Business Day.
Section 10.13 Extent of Covenants of the Issuer; No Personal Liability.
(a)All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Issuer in other than his official capacity, and neither the members of the Issuer nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.
(b)No director, officer, agent or employee of the Company or any Subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement or the Note; but nothing herein contained shall relieve any such member, director, officer, agent, attorney or employee from the performance of any official duty provided by law or by this Agreement or the Note.

Section 10.14 Waivers. Each of the Company and the Issuer hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Project and for any counterclaim therein and (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.
[Signature page to follow]

IN WITNESS WHEREOF, the NEW YORK STATE ENVIRONMENTAL FACILITIES CORPORATION has caused this Agreement to be executed in its name and CASELLA WASTE SYSTEMS, INC. has caused this Agreement to be executed in its name by a duly authorized officer all as of the date first above written.

NEW YORK STATE ENVIRONMENTAL
FACILITIES CORPORATION

By: /s/ Maureen A. Coleman
Acting President and Chief Executive Officer

CASELLA WASTE SYSTEMS, INC.

By: /s/Edmond R. Coletta
Name: Edmond R. Coletta
Title: Senior Vice President and Chief Financial
Officer

S-1

EXHIBIT A

Description of Project
The Project consists of the financing of certain costs relating to certain of the Company’s solid waste landfill facilities and solid waste collection, organics, transfer, recycling and hauling facilities located throughout New York as identified below, including (A) general landfill development, including (i) capacity development, including gas system and leachate collection upgrades, and (ii) design and construction of solid waste composite liners; (B) the purchase of transportation equipment, including new solid waste and recycling collection vehicles; (C) the purchase of solid waste and recycling containers and compactors utilized by residential, commercial, municipal, institutional and industrial customers; (D) building, land, leasehold and infrastructure improvements to enhance the safety, environmental compliance, and/or productivity of the Company’s collection, recycling, organics, transfer, landfill, and/or administrative facilities, including the renovations of existing buildings; and/or (E) the acquisition of machinery, equipment, furniture, fixtures and other items of tangible personal property; all of which aforementioned projects and assets are or are to be owned and/or operated by the Company or one of its affiliates and are located or are to be located at and operated from and at one or more of the following locations: 49 Lower River Street in Oneonta, New York; 2805 Route 7 in Cobleskill, New York; 5802 Route 28 in Cooperstown, New York; 75 Silas Lane in Oneonta, New York; 136 Sicker Road in Latham, New York; 22 Simons Lane in Menands, New York; 5 Runway Avenue in Latham, New York; 286 Sand Road in Morrisonville, New York; 1590 North Star Road in Mooers, New York; 67 Carbide Road in Plattsburgh, New York; 1392 Route 9 in Fort Edward, New York; 100 Washburn Road in Gansevoort, New York; 283 Smith Road in Chateauguay, New York; 51 Junction Road in Malone, New York; 472 West Parishville Road in Potsdam, New York; 5510 Bostwick Street in Lowville, New York; 1180 Elmira Road in Newfield, New York; 3555 Post Farm Road in Stanley, New York; 54 Doran Avenue in Geneva, New York; 9289 Bonta Bridge Road in Jordan, New York; 1618 Sears Road in Elmira, New York; 7531 Selleck Road in Savona, New York; 1488 County Road 60 in Elmira, New York; 1690 Lake Street in Elmira, New York; 35 Deep Rock Road in Rochester, New York; 269 Alvanar Road in Rochester, New York; 1 Boon Drive in North Chili, New York; 160 Silvarole Drive in Rochester, New York; 6653 Herdman Road in Angelica, New York; 2142 Lodestro Lane in Jamestown, New York; 29 Railroad Avenue in Frewsburg, New York; and 225 Homer Street in Olean, New York.
The Project shall also include, without limitation, any other permitted use of the Bond proceeds by the Company under the Tax Agreement, as well as any installation, development, design, engineering, replacements, demolition, improvements, equipment, construction, renovation, structures, permitting and capital expenditures that were, or will be, undertaken or incurred to accomplish the foregoing.

A-1

EXHIBIT B
DEFINITIONS RELATING TO “CHANGE OF CONTROL”
As used in the defined term “Change of Control” in this Agreement, the following terms shall have the following meanings:
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule
13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:
(a)was a member of such board of directors on the date of this Agreement; or
(b)was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Disqualified Capital Stock” means any class or series of capital stock of any Person that by its terms or otherwise is
(a)required to be redeemed or is redeemable at the option of the holder of such class or series of capital stock at any time on or prior to the date that is 91 days after the final stated maturity of the principal of the Bonds; or
(b)convertible into or exchangeable at the option of the holder thereof for capital stock referred to in clause (a) above or indebtedness having a scheduled maturity on or prior to the date that is 91 days after the final stated maturity of the principal of the Bonds.
Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Capital Stock solely because the holders of the capital stock have the right to require the issuer thereof to repurchase such capital stock upon the occurrence of a “change of control” or “asset sale” will not constitute Disqualified Capital Stock if such requirement only becomes operative after compliance with such terms applicable to the Bonds, including the purchase of any Bonds tendered pursuant thereto.
“Person” means an individual, partnership, corporation, limited liability company firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise or joint venture, or a governmental agency or political subdivision thereof or other entity.
B-1

“Voting Stock” of any Person as of any date means the capital stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

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EXHIBIT C
FORM OF JOINDER AND SIGNATURE PAGE TO GUARANTY AGREEMENT
Reference is made to that certain Guaranty Agreement dated as of September 1, 2020, jointly and severally by and between the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Guaranty Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Guaranty Agreement.
The undersigned, [NAME OF GUARANTOR], a [STATE OF INCORPORATION] corporation (“[NAME OF GUARANTOR]”), hereby acknowledges and agrees to the terms and conditions of the Guaranty Agreement, joins in the agreements of the Guaranty Agreement as a Guarantor thereunder, unconditionally and irrevocably guarantees the Guaranteed Obligations on the terms set forth in the Guaranty Agreement and agrees that all obligations of a Guarantor under the Guaranty Agreement shall be the obligations, jointly and severally, of [NAME OF GUARANTOR] with the same force and effect as if [NAME OF GUARANTOR] was originally a Guarantor under the Guaranty Agreement and an original signatory to the Guaranty Agreement.
This Joinder and Signature Page to Guaranty Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws.
Executed as a sealed instrument this ____ day of ___________, 20__.

[NAME OF GUARANTOR]

By:
Name:
Title:

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EXHIBIT D
Promissory Note
relating to
New York State Environmental Facilities Corporation
Solid Waste Disposal Revenue Bonds
(Casella Waste Systems, Inc. Project)
Series 2020R-1

$40,000,000 September 2, 2020

CASELLA WASTE SYSTEMS, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to New York State Environmental Facilities Corporation (the “Issuer”), or assigns, on September 1, 2050 the principal sum of $40,000,000, subject to prior payment, with interest on the unpaid principal sum, from the date hereof, until said principal sum shall be paid. Interest shall be payable at the interest rates payable on the Bonds, and the principal of, premium, if any, and interest on this Note shall be payable at the times as set forth in more detail in the Agreement and the Indenture (as such terms are defined below).
Payments shall be made in lawful money of the United States of America in immediately available funds on the date payment is due, at the designated corporate trust office of U.S. Bank National Association, as trustee (the “Trustee”) in Chicago, Illinois, or at such other place as the Trustee may direct in writing.
The Issuer, by the execution of the Indenture, as hereinafter defined, and the assignment form at the foot of this Note, is assigning this Note and the payments thereon to the Trustee acting pursuant to the Indenture, dated as of September 1, 2020 (the “Indenture”), between the Issuer and the Trustee as security for the Issuer’s $40,000,000 in aggregate principal amount of Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2020R-1 (the “Bonds”), as issued pursuant to the Indenture. Payments of principal of and interest on this Note shall be made directly to the Trustee for the account of the Issuer pursuant to such assignment and applied only to the principal of and interest on the Bonds. All obligations of the Company hereunder shall terminate when all sums due and to become due pursuant to the Indenture, this Note, the Agreement, as hereinafter defined, and the Bonds have been paid.
In addition to the payments of principal and interest specified in the first paragraph hereof, the Company shall also pay such additional amounts, if any, which, together with other moneys available therefor pursuant to the Indenture, may be necessary to provide for payment when due (whether at maturity, by acceleration or call for redemption, mandatory purchase, purchase upon optional tenders, sinking fund redemption or otherwise) of principal and purchase price of, premium, if any, and interest on the Bonds.
The Company shall have the option or may be required to prepay this Note in whole or in part upon the terms and conditions and in the manner specified in the Loan Agreement dated as of September 1, 2020 (the “Agreement”), between the Issuer and the Company.
D-1

This Note is issued pursuant to the Agreement as evidence of the Company’s payment obligation in Sections 4.2(a), 4.2(b), 5.13 and 8.3 thereof and is entitled to the benefits and subject to the conditions thereof, including the provisions of Section 4.3 thereof that the Company’s obligations thereunder and hereunder shall be unconditional. All the terms, conditions and provisions of the Agreement and the applicable provisions of the Bonds and the Indenture are, by this reference thereto, incorporated herein as a part of this Note.
In case a Loan Default Event, as defined in the Indenture, shall occur, the principal of and interest on this Note may be declared immediately due and payable as provided in the Agreement. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
IN WITNESS WHEREOF, the Company has caused this Note to be executed in its corporate name by its duly authorized officer, all as of the date first above written.

CASELLA WASTE SYSTEMS, INC.

By:
Name: Edmond R. Coletta
Title: Senior Vice President and Chief Financial

D-2

Assignment
New York State Environmental Facilities Corporation (the “Issuer”), hereby irrevocably assigns, without recourse, the foregoing Promissory Note (the “Note”) to U.S. Bank National Association, as Trustee (the “Trustee”) under an Indenture dated as of September 1, 2020 (the “Indenture”), between the Issuer and the Trustee and hereby directs Casella Waste Systems, Inc. as the maker of the Note to make all payments of principal of and interest thereon directly to the Trustee at its designated principal corporate trust office in Chicago, Illinois, or at such other place as the Trustee may direct in writing. Such assignment is made as security for the payment of the Issuer’s $40,000,000 in aggregate principal amount of Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2020R-1, issued pursuant to the Indenture.

NEW YORK STATE ENVIRONMENTAL
FACILITIES CORPORATION

By:
Name: Maureen A. Coleman
Title:  Acting President and Chief
Executive Officer
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